Exhibit 99

FOR IMMEDIATE RELEASE

Investor and Media Contact: Robert L. Saxton

Alliance Gaming

(702) 270-7600

ALLIANCE GAMING ANNOUNCES
AMENDMENT TO THE PURCHASE
AGREEMENT FOR SIERRA DESIGN GROUP

Completes its acquisition of SDG and satisfies the three-year contingent commitment for $40 million

LAS VEGAS, Jan. 4, 2005 — Alliance Gaming Corp. (NYSE:AGI) announced today that it has agreed to pay $40 million to buy out the contingent consideration (“earnout”) portion of the purchase price paid for the acquisition of Sierra Design Group (“SDG”).  The original earnout was contingent upon SDG’s achievement of certain revenue and EBITDA targets over the next three fiscal years, and could have resulted in Alliance paying additional consideration totaling as much as $95 million.  The Company agreed to a one-time cash payment of $12 million, and delivery of a $28 million unsecured promissory note payable over five years with interest at LIBOR + 2%, to the former shareholder and certain employees of SDG in full satisfaction of the earnout.  The promissory note is payable in cash or in shares of the Company’s common stock, at the Company’s election, and may be prepaid at any time.  The consideration paid will be treated by Alliance as additional purchase price for SDG, bringing the total purchase price to approximately $165 million, and will be treated as additional goodwill for accounting purposes.

“The settlement of the contingent consideration is one more step in the ongoing strategy of further aligning each of our product lines within Bally Gaming and Systems,” stated President and Chief Executive Officer Richard Haddrill.  “In the time since the acquisition, the SDG product line has proven to be a formidable force in the markets in which its gaming devices and technology have been deployed, and as we further utilize these technologies in traditional gaming venues it has become more important to complete the purchase of the remaining contingent consideration to further accelerate the integration of SDG into one cohesive product provider, Bally Gaming and Systems.  From an economic standpoint, the SDG results have been accretive since the acquisition, and the buyout represents a fair settlement of the potential amounts contingently payable under the original agreement.”

“With the continued integration of the SDG technology, including the Alpha game platform, into the Bally product group, I believe that we are poised to be able to offer our customers games that are significantly enhanced from today’s offerings,” stated Robert Luciano, Chief Technology Officer of the Company and founder of SDG.

As of the last reporting date of September 30, 2004, contributions from the SDG acquisition have provided:

•                  Approximately 27 percent share of the New York lottery contract for games operated in racinos.

•                  2,000 units and central determination links placed in various Class II facilities throughout Oklahoma.  Given the recent positive legislative action in the state that moves gaming to a defined compacted Class III environment, this is expected to be a high growth market for the Company, as the market moves to the regulated and approved equipment, and expands into new and larger approved facilities.

•                  More than 90 percent market share placed in the Class II Florida Seminole facilities.

•                  The central determination linking of 10,600 units, or approximately 80 percent, of the Washington state Class III market, where more than five years ago SDG took a leading role in developing the centrally determined technology used in this market.

Alliance Gaming is a diversified gaming company with headquarters in Las Vegas. The Company is engaged in the design, manufacture, distribution and operation of advanced gaming devices and systems worldwide and owns and operates Rainbow Casino in Vicksburg, Miss. Additional information about the Company can be found at www.alliancegaming.com.

This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and is subject to the safe harbor created thereby. Such information involves important risks and uncertainties that could significantly affect the results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements.  Future operating results may be adversely affected as a result of a number of risks that are detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

-   ALLIANCE GAMING CORP. -